Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Selected Financial and Other Data”, “Senior Securities” and "Independent Registered Public Accounting Firm" and to the inclusion of our reports (a) dated December 4, 2015 with respect to the consolidated financial statements of Medley Capital Corporation as of September 30, 2015 and 2014, and for the three years in the period ended September 30, 2015, (b) dated December 4, 2015, with respect to the effectiveness of internal control over financial reporting of Medley Capital Corporation as of September 30, 2015 and to the incorporation by reference of our report (c) dated December 9, 2014, with respect to the senior securities table of Medley Capital Corporation as of September 30, 2014, included in the Registration Statement (Form N-2 No. 333-187324).

/s/ Ernst & Young LLP

New York, New York

December 15, 2015